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                                                                    Exhibit 23.2

                         Independent Auditors' Consent



The Board of Trustees
The Rome Savings Bank:


We consent to the inclusion in the Registration Statement on Form SB-2 of Rome Bancorp, Inc. of our audit report dated February 5, 1999, on the consolidated statements of condition of The Rome Savings Bank and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, equity and comprehensive income and cash flows for each of the years in the two year period ended December 31, 1998. We further consent to the use of our opinion included herein regarding certain state income tax consequences of the proposed reorganization and offering.

We also consent to the references to our firm under the headings "Effects of the Reorganization - Tax Aspects," "Legal and Tax Opinions" and "Experts" in the prospectus.


                                    /s/ KPMG LLP


August 11, 1999
Syracuse, New York